AeroCentury Corp. Reports 2Q2020 Earnings
August 13, 2020

Harold M. Lyons
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Reports Second Quarter 2020 Results

BURLINGAME, California, August 13, 2020 -- AeroCentury Corp. (“AeroCentury” or the “Company”) (NYSE American: ACY), an independent aircraft leasing company, today reported a second quarter 2020 net loss of $13.5 million, or ($8.74) per share, compared to a net loss of $0.1 million, or ($0.05) per share, for the second quarter of 2019.

In the first six months of 2020, the Company reported a net loss of $23.7 million, or $(15.33) per share, compared to a net loss of $1.4 million, or $(0.90) per share, in the first six months of 2019.

Results for the quarter ended June 30, 2020 included impairment losses totaling $9.7 million. Those losses arise from appraised values for three regional jet aircraft that are held for sale; estimated sales proceeds for an older turboprop aircraft that is held for sale and which the Company expects to sell during the fourth quarter of 2020, and estimated fair value of two regional jet aircraft that are held for lease. Results for the second quarter of 2020 also included $2.0 million of charges arising from the conversion of the Company’s revolving credit facility to a term loan in May of 2020, including a $1.5 million write-off of a portion of the Company’s unamortized debt issuance costs included in interest expense and $0.5 million of costs that is included in professional fees and other.

On May 1, 2020, the Company and the MUFG Credit Facility Lenders (“MUFG Lenders”) executed an amendment to the MUFG Credit Facility (as amended, the “MUFG Loan Agreement”) to convert the MUFG Credit Facility into a term loan facility (as converted, the “MUFG Loan”). The amendment includes certain requirements and establishment of deadlines for achievement of milestones toward execution of Company strategic alternatives for the Company and/or its assets acceptable to the MUFG Lenders. The MUFG Lenders have the right to exercise any and all remedies for default under the MUFG Loan Agreement. Such remedies include, but are not limited to, declaring the entire indebtedness immediately due and payable and, if the Company were unable to repay such accelerated indebtedness, foreclosing upon the assets of the Company that secure the indebtedness under the MUFG Loan, which consist of all of the Company’s assets except for certain assets held in the Company’s single asset special-purpose financing subsidiaries.

On May 20, 2020, JetFleet Management Corp. (the “PPP Borrower”), a subsidiary of AeroCentury Corp., was granted a loan (the “PPP Loan”) from American Express National Bank in the aggregate amount of $276,353, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act, which was enacted March 27, 2020. The PPP Loan, which was in the form of a Note dated May 18, 2020 issued by the PPP Borrower, matures on April 22, 2022 and bears interest at a rate of 1.00% per annum, payable in 18 monthly payments commencing on November 20, 2020. Funds from the PPP Loan may only be used for payroll costs and any payments of certain covered interest, lease and utility payments. The Company intends to use the entire PPP Loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act. No assurance can be provided that the Company will obtain forgiveness of the PPP Loan in whole or in part.

“During our second quarter, the COVID pandemic’s impact continued to play out more fully,” explained Michael Magnusson, President of AeroCentury Corp. “Airlines around the world drastically reduced their operations or ceased operating entirely. Many defaulted on lease payments or demanded rent concessions,” Magnusson continued. “As a result, aircraft lessors have experienced increasing difficulties meeting financial obligations to their lenders.  AeroCentury is no exception. A number of our customers were unable to make rental payments during the second quarter, which dramatically reduced the Company’s free cash flow.    The pandemic also delayed sales of surplus assets anticipated to close in the second quarter.  Finally, the worldwide decrease in demand put significant downward pressure on our aircraft valuations, which required the Company during the last quarter to re-appraise our aircraft and take significant asset value write-offs, which further eroded our performance.   All of these factors continued to negatively affect the Company’s ability to comply with its debt obligations.”   Mr. Magnusson continued, “To meet the unprecedented impact that the pandemic has had on the Company, we have enacted cost-cutting measures, including reductions in overhead and office space, and we continue to work closely and cooperatively with our defaulting lessees and our lenders to negotiate a workout of our customers’ lease defaults and to restructure our debt obligations accordingly.  Many great challenges lie ahead, but we remain hopeful as we are beginning to see signs of adaptation by airlines and passengers to the post-pandemic world and of a slow but steady recovery of the airline industry.”

Second Quarter 2020 Highlights and Comparative Data

●
Net loss was $13.5 million compared to a loss of $10.2 million in the preceding quarter and a loss of $0.1 million a year ago.
● EBITDA(1) was ($8.3) million compared to ($4.7) million in the preceding quarter and $5.3 million a year ago.
●
Average portfolio utilization was 91% during the second quarter of 2020, compared to 83% in the preceding quarter and 99% in the second quarter of 2019. The year-to-year decrease was due to aircraft that were on lease in the 2019 period, but off lease in the 2020 period.
●
Revenues in the second quarter of 2020 and the first six months of 2020 consisted primarily of operating lease revenue. Revenue of $4.4 million in the second quarter of 2020 was 8% less than the $4.8 million in revenue recorded in the first quarter of 2020 as a result of rent concessions granted to one of the Company’s customers due to the COVID-19 pandemic. Second quarter operating lease revenue in the current year was 37% lower than the $7.0 million in the second quarter of 2019 primarily due to rent concessions and reduced rent income resulting from the early termination of four aircraft leases with one of the Company’s customers in the third quarter of 2019.
●
Total operating expenses increased by 9% to $19.2 million in the second quarter of 2020 from $17.7 million in the preceding quarter, and increased 72% from $7.3 million in the second quarter a year ago.
o
During the second quarter of 2020, the Company recognized asset impairments of $9.7 million as a result of appraised values on three regional jet aircraft held for sale and estimated sales proceeds for three aircraft, one of which is held for sale, compared to the first quarter of 2020 when the Company recognized asset impairments of $6.7 million based on estimated sales proceeds for some of its aircraft. During the second quarter of 2019, the Company recognized a $160,000 asset impairment for an asset held for sale based on a third-party appraised value.
o
Depreciation expense decreased by 8% to $2.0 million in the second quarter of 2020 from $2.2 million in the preceding quarter and decreased by 33% from $3.0 million in the second quarter a year ago, due to the reclassification of several aircraft from held for lease to held for sale [during the third quarter of 2019.
o
Interest expense decreased by 26% to $4.5 million in the second quarter of 2020 from $6.0 million in the preceding quarter, primarily due a decrease in non-cash charges and interest related to the Company’s interest rate swaps, two of which were terminated during the first quarter of 2020. Such decreases were partially offset by a $1.5 million write-off of a portion of the Company’s unamortized debt issuance costs during the second quarter that resulted from the conversion of the Company’s revolving credit facility to a term loan in May 2020. Interest expense increased 80% from $2.5 million in the second quarter of 2019, primarily as a result of a higher average interest rate and the write-off discussed above.
o
The Company recorded no bad debt expense during the second quarter of 2020. As a result of payment delinquencies by two customers that leased two of the Company’s aircraft subject to finance leases, the Company recorded a bad debt expense of $1.2 million during the first quarter of 2020. The Company recorded no bad debt expense during the first quarter of 2019.
o
Salaries, employee benefits and professional fees and other expenses increased by 78% to $2.9 million from $1.6 million in the second quarter of 2019 and increased 85% from $1.6 million in the first quarter of 2020 primarily due to increased legal fees arising from the May 2020 conversion of the Company’s revolving credit facility to a term loan in May 2020 and litigation relating to an activist shareholder, consulting fees related to the May 2020 debt conversion and increased amortization related to the Company’s office lease right of use.
●
Book value per share was $0.22 as of June 30, 2020, compared to $8.84 at March 31, 2020 and $24.88 a year ago.

Aircraft and Engine Portfolio

AeroCentury’s portfolio currently consists of thirteen aircraft, spread over six different aircraft types. Eleven of the aircraft, comprised of nine regional jets and two turboprops, are held for lease. Two additional turboprops are held under sales-type leases. The Company also has three turboprop aircraft, two of which are being sold in parts, and three regional jet aircraft that are held for sale. The current customer base comprises seven customers operating in five countries.

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include statements regarding the ability of the Company to work together with its defaulting lessees and our lenders to negotiate a workout of our customers’ lease defaults and to restructure our debt obligations; and adaptation by airlines and passengers to the post-pandemic world and of a slow but steady recovery of the airline industry. The Company’s beliefs, expectations, forecasts, objectives and strategies for the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including but not limited to unanticipated further defaults under the Company’s debt agreements, failure to obtain favorable offers for strategic transactions or to come to agreement with potential offerors, and further disruptions to the airline industry due to the COVID pandemic, other unforeseen events or general economic conditions. The forward-looking statements in this press release and the Company’s future results of operations are subject to additional risks and uncertainties set forth under the heading “Factors that May Affect Future Results and Liquidity” in documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-Q and the Company’s latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements made in this press release. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

(1) EBITDA is a non-GAAP measure. See below for its method of calculation and reconciliation to its most directly comparable GAAP measure, as well as other information about the use of non-GAAP measures generally, at the end of this press release.

AeroCentury Corp. Reports 2Q2020 Earnings
August 13, 2020

Condensed Consolidated Statements of Income
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019

Operating lease revenue	$4,379	$4,768	$6,966	$9,147	$14,114
Finance lease revenue	-	56	260	56	496
Net (loss)/gain on disposal of assets	13	(24)	100	(11)	278
Loss on sales-type finance leases	-	-	(171)	-	(171)
Other (loss)/income	-	(23)	6	(23)	11
	4,392	4,777	7,161	9,169	14,728

Interest	4,460	6,013	2,485	10,472	5,398
Impairment	9,727	6,655	160	16,382	1,568
Professional fees and other	2,398	1,063	1,021	3,461	2,024
Depreciation	2,002	2,170	2,970	4,173	6,171
Bad debt expense	-	1,170	-	1,170	-
Salaries and employee benefits	518	517	621	1,035	1,220
Maintenance costs	88	80	10	168	117
	19,193	17,668	7,267	36,861	16,498

Loss before income tax benefit	(14,801)	(12,891)	(106)	(27,692)	(1,770)

Income tax benefit	(1,283)	(2,713)	(28)	(3,996)	(384)

Net loss	$(13,518)	$(10,178)	$(78)	$(23,696)	$(1,386)

Loss per share:
Basic	$(8.74)	$(6.58)	$(0.05)	$(15.33)	$(0.90)
Diluted	$(8.74)	$(6.58)	$(0.05)	$(15.33)	$(0.90)

Shares used in per share computations:
Basic	1,545,884	1,545,884	1,545,884	1,545,884	1,545,884
Diluted	1,545,884	1,545,884	1,545,884	1,545,884	1,545,884

AeroCentury Corp. Reports 2Q2020 Earnings
August 13, 2020

Condensed Consolidated Balance Sheets
(in thousands) (Unaudited)

ASSETS
	June 30,	December 31,
	2020	2019

Cash and cash equivalents	$1,531	$2,350
Restricted cash	28	1,077
Accounts receivable	3,379	1,140
Finance leases receivable, net of allowance for doubtful accounts	2,880	8,802
Aircraft, net of accumulated depreciation	97,693	108,369
Assets held for sale	15,225	26,036
Property, equipment and furnishings, net of accumulated depreciation	17	63
Office lease right of use, net of accumulated amortization	-	948
Deferred tax asset	1,962	518
Prepaid expenses and other assets	477	293
Total assets	$123,192	$149,596
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$799	$736
Accrued payroll	143	164
Notes payable and accrued interest, net of unamortized debt issuance costs	112,693	111,638
Derivative liability	1,054	1,825
Derivative termination liability	3,075	-
Lease liability	-	337
Maintenance reserves	2,280	4,413
Accrued maintenance costs	46	446
Security deposits	666	1,034
Unearned revenues	1,951	3,039
Deferred income taxes	-	2,530
Income taxes payable	151	175
Total liabilities	122,858	126,337

Stockholders’ equity:
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	2	2
Paid-in capital	16,783	16,783
Retained earnings	(12,814)	10,882
Accumulated other comprehensive loss	(600)	(1,371)
Treasury stock	(3,037)	(3,037)
Total stockholders’ equity	334	23,259
Total liabilities and stockholders’ equity	$123,192	$149,596

AeroCentury Corp. Reports 2Q2020 Earnings
August 13, 2020

Use of Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release includes the non-GAAP financial measure of EBITDA. The Company defines EBITDA as net (loss)/income, plus depreciation expense, plus interest expense and plus/(minus) income tax provision/(benefit). The table below provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net (loss)/income or any other measure of financial performance calculated and presented in accordance with GAAP. Rather, the Company presents this measure as supplemental information because it believes it provides meaningful additional information about the Company’s performance for the following reasons: (1) this measure allows for greater transparency with respect to key metrics used by management, as management uses this measure to assess the Company’s operating performance and for financial and operational decision-making; (2) this measure excludes the impact of items management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) this measure may be used by institutional investors and the analyst community to help analyze the Company’s business. The Company’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.

	For the Three Months Ended (in thousands)
	June 30,	March 31,	June 30,
	2020	2020	2019
Reconciliation of Net loss to EBITDA:
Net loss	$(13,518)	$(10,178)	$(78)
Depreciation	2,002	2,170	2,970
Interest	4,460	6,013	2,485
Income tax benefit	(1,283)	(2,713)	(28)
EBITDA:	(8,339)	(4,708)	5,349